FIRST COMMERCIAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                       Unaudited               Unaudited
                                  Three Months Ended       Six Months Ended
                                        June 30,                June 30,
                                ----------------------  ----------------------
(Dollars in thousands,             1995        1994        1995        1994
 except per share data)         ----------  ----------  ----------  ----------

Net income                      $   13,361  $   12,705  $   25,686  $   24,670
Less: Preferred stock dividend          --          --          --         129
                                ----------  ----------  ----------  ----------
Income applicable to
 common shares                  $   13,361  $   12,705  $   25,686  $   24,541
                                ==========  ==========  ==========  ==========

Weighted average common shares
 outstanding                    23,791,363  24,088,556  23,788,567  24,090,584
Earnings per common share       $     0.56  $     0.53  $     1.08  $     1.02
































                                       22